September 10, 2009	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

MIDWAY APPOINTS NEW CHAIRMAN

Midway Gold Corp. (“Midway”) is pleased to report that the board of directors has appointed Daniel Wolfus as its non-executive chairman of the board to replace George Hawes in that role.

Mr. Wolfus has over 28 years of investment banking experience, firstly with E.F. Hutton & Co., where Mr. Wolfus rose to become partner and Senior Vice President in charge of the West Coast Corporate Finance Department, followed by his tenure as Chairman, CEO and chief organizer of Hancock Savings Bank in Los Angeles. During his term with Hancock Savings, the bank grew to five branches and $225 million in assets before it was sold in 1997.

Pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan, the board of directors of Midway has granted non-qualified stock options on a total of 1,000,000 shares of Midway’s common stock exercisable for up to five years at a price of $0.86 per share being the closing price of Midway’s common shares on the day prior to grant and are subject to any applicable regulatory hold periods.

ON BEHALF OF THE BOARD

“Alan Branham”

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Alan Branham, President and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.